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Commission File No.: 000-54020

On December 10, 2013, Mr. Ken Potashner, Executive Chairman of Parametric Sound Corporation (“Parametric”), and Juergen Stark, CEO of VTB Holdings, Inc. (“Turtle Beach”), made a joint presentation describing certain business, financial and other matters pertaining to Parametric, Turtle Beach and the pending merger contemplated by the Agreement and Plan of Merger (“Merger Agreement”) dated August 5, 2013, by and among Parametric, Turtle Beach and Paris Acquisition Corp., a wholly-owned subsidiary of Parametric. As previously announced by press release on December 4, 2013 the presentation was webcast. The power point presentation used during the webcast was posted to Parametric’s website and filed by Parametric as definitive additional material pursuant to Rule 14a-6 on December 10, 2013.

Below is a transcript of the webcast presentation:

<<Michael Pachter, Analyst, Wedbush Securities, Inc>>

I’m Michael Pachter. I’m the – a Research Analyst at Wedbush Securities. We have Ken Potashner, the Chairman of Parametric Sound here to introduce Juergen Stark, who is – I don’t know what his title is, but we’ll figure it out, the CEO of Turtle Beach, which is the process of merging with Parametric. So you’ll hear the whole story in just a moment.

<<Kenneth F. Potashner, Executive Chairman>>

So thank you everyone for attending the Parametric Sound presentation, and just in a sense of update, so we are moving rapidly towards a merger with Turtle Beach. It’s scheduled for shareholder vote December 27 and closing shortly thereafter, so given that it’s so imminent we thought it was appropriate today to have Juergen Stark, who is currently CEO of Turtle Beach, who will become CEO of Parametric Sound. He will give the presentation today.

So with that, let me introduce Juergen.

<<Juergen Stark, Chief Executive Officer, Voyetra Turtle Beach, Inc.>>

Thanks, Ken. Nice to see everybody this afternoon. I’ll just jump in here, so all the forward-looking statement, cautionary notes as always. I’m going to talk about the merger of Turtle Beach and Parametric and I’ll give you a bit of insight into both companies and then I’m going to spend a fair amount of time talking about what the growth plans are and where the growth – where we expect the growth to come from.

So in a nutshell for the whole story here, Turtle Beach, very profitable company, over $200 million in revenue 2012, grew very quickly, market leader, 35 years of the audio technology commercialization, success and most recently has used that to build a market leading position in gaming headsets and company has very good sales distribution supply chain, the whole infrastructure around that. Merging with Parametric Sound and Parametric Sound, as I’ll give more insight on in a few minutes, is in my view, one of the most disruptive audio technologies out there.

And I’ll explain more about it, but in a nutshell basically, 26 patents, 31 pending, has applications in consumer, healthcare and commercial segments, is just starting productization of the technology and is largely an R&D shop. so we’re going to combine a company that has decades long experience and success commercializing audio technology with a very disruptive new audio technology and the goal, I’ll go to the next page here, is to build an audio technology platform, audio technology company that goes over the next five years from $200 million to $1 billion in net revenue. And I’m going to come back to this page, this is our aspiration, this is our goal, and I will come back to explaining how we’re going to get there, but let me give you a bit of background on each company first.

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So we have, on the Turtle Beach side, a quick word about the executive team. so I joined Turtle Beach in September of 2012. I used to be the Chief Operating Officer of Motorola’s Mobile business and I’ve been in tech my whole career and came to Turtle Beach in September of last year, because of the incredible franchise that the company had built in the audio technology category around gaming headsets. I’ve just brought on board a very, very good CFO, partly in preparation for the Parametric merger, CFO with public company experience, John Hanson; and on the Turtle Beach side, we’ve now with some additions and enhancements to the staff that I’ve undertaken in the past year, have an extremely good seasoned executive team in engineering, in supply chain and marketing, in consumer sales and in product management.

On the Parametric side, two key executives from Parametric will continue post merger; Woody Norris, who is the inventor of Parametric Sound and is a much acclaimed inventor for many, many decades with patents that go back 30 years. He has been the key driver of the technology. He and his R&D team, and then Ken has recently brought on board Todd Savitt, who runs the sales and marketing for the commercial segment of the business. So those two executives will join my executive staff post merger, so very good team in place.

Few words about Turtle Beach and then I’ll say a few words about Parametric and fold it together into the aspiration of the combined company. So as I mentioned, Turtle Beach, 35 years of innovation, number one gaming headset position, over 50% market share, extremely good brand loyalty, global distribution, 27,000 storefronts, I’ll go through some more of this in a minute, a very good supply chain in place, doubled in size since 2010, and very profitable, so 2012 over 20% EBITDA margin.

35 years of – on the Turtle Beach side, 35 years of audio technology innovation. So from 1975 to about mid-2000, the company developed synthesizers, was one of the key pioneers in audio – the PC sound cards and built a very good business there and was actually one of the first companies to do an Internet audio receiver as well. And in 2005, the company invented the category of gaming headsets and one of the things that ties all of this together and is very relevant for the Parametric business is audio processing technology, so PC sound cards for example and gaming headsets.

Gaming headsets are different from stereo headphones in two important ways. one is they enable two-way communication, so when gamers are online playing Call of Duty or games like that, they’re communicating with each other and it’s very important that the headset provide not only good audio quality into the player, but be able to pick up their voice and do a good job of enabling communication between the players.

So that’s one important difference between gaming headsets and stereo headphones. The other important difference is audio processing. So the better headsets from Turtle Beach will process audio to do things like make footsteps louder for a player, so that the player actually has a competitive advantage.

In fact, I remember when I was interviewing with a company, one of the things that I was told was multiplayer gamers will tell each other, I’ve been Turtle Beached in the game, which means they got killed by somebody with a Turtle Beach headset, because that person heard him coming and they were not able to hear the other person, so – which is by the way, a testament to the strong brand that the company has in that segment.

So audio processing; if you take apart a stereo headphone, you will find plastic, speakers and wires; if you take a part, a Turtle Beach gaming headset, you will find multiple DSPs for the kind of mid and higher tier products, very sophisticated audio processing firmware and algorithms; in the wireless headsets, multiple wireless radios that create a very high technology audio product and that’s very important to the Parametric story that I’ll talk about in a few minutes.

So the company has invented – middle 2005 invented the category and built a 50% plus market share in gaming headsets and you’ll notice on the slide here that the next two market share players are Microsoft and Sony and a lot of their share is actually what’s called chat communicators. They’re just an over the ear product that picks up the voice and plays the chat audio. It doesn’t play game audio and so we don’t – we actually don’t view that as competitive with our gaming headsets. In fact for us, it’s a good purchase trial. It gets people to start communicating with headsets and generally, over time, they will upgrade to a real gaming headset.

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The next largest competitor, you can see from the pie chart is about one-tenth the size. So when I was looking at joining the company in late 2012, one of the things that really appealed to me was the company has a really, really good franchise in the core business that is built.

Really important to note by the way that the franchise has been built with better quality products and real technology innovation, this is also a big contrast to many stereo headphone companies and I always, I like to joke, we have technology, we don’t have a rap star. And I like that business model better, because we can – we’ve done a very good job of innovating on the technology over time, the company has produced every major breakthrough in gaming headsets has come from Turtle Beach and we like that product strategy, we like that concept of how to build a good company over time, keep the products differentiated with better quality and retail technology and generate disproportionate margins because of that.

So the company has very strong brand awareness as well among gamers and has multiple records in the gaming industry. Nine of the 10 top selling headsets, for example, last year, were Turtle Beach headsets. So the takeaway from this slide is audio technology, the company has developed that is very successfully built an incredibly strong franchise in the gaming category.

We have a very diverse product line, Xbox, PlayStation are the majority share of the business. As you can see from the slide here, very large installed base of those console platforms and expected to grow significantly in the coming years. We cover, by the way, all price points and consistent with what I was saying before, make sure that we innovated every price point, even though lower end headsets for us that might not have the sophisticated audio signal processing, will have some kinds of innovations that we will work in. So – and we cover all price points. If you went into Best Buy for example, you would see Turtle Beach covering the majority of the pegs in the section for Xbox and PlayStation and covering the wider range of SKUs is a very good way to make sure that we are able to satisfy wide range of consumers.

PC and Media, so PC is a segment, it’s smaller than the console gaming segment by the way. In the U.S., it’s about one fifth of size, yes, but we have aspirations and have launched some new products to grow share in that segment. And then very important in terms of the future strategy of the company, we have launched the first media headsets, these past few months here.

These are two very nicely designed headsets that are not for gaming, not for console gaming, they are for listening to music, watching TV, playing mobile games and incorporate all of the sophisticated technology of our best gaming headsets, but in a very design – very kind of nice looking design for broad media consumption. And this is for us a multiyear strategy to go from just gaming headsets in the core “Turtle Beach” side, to wider umbrella of media consumers, including mobile gaming in the future by the way.

So off to a very good start, those two headsets are carried by – in the Apple stores by the way, a big milestone to be able to – have a product that’s in that retail space and it’s very crowded and competitive, by the way, space, but over time, we look to build our share and grow the umbrella for our products over that consumer segment. The company has excellent global retail relationships, Best Buy, GameStop, Amazon, et cetera and similar type companies globally, over 27,000 storefronts, 200,000 points of distribution, grown significantly by the way in the last few years, and one of the really unique competitive advantages I feel for the company is over 16,000 interactive point of sale displays, we call them kiosks, you don’t buy some from them, but you can try the headsets.

So if you go into Best Buy, you’ll see an endcap or a four foot section that has four Turtle Beach headsets with interactive tablet playing games and giving you information about the headsets and we’re typically the only provider in the space, in the gaming headset space that will have that kind of footprint in the store. So we view that as a big competitive advantage. By the way, the company is grown from about 10,000 of these displays to 16,000 this year. So we’re also seeing a very productive uptake from retailers in deploying those.

I’ll talk about how that kind of technology fits very well with Parametric as well in a moment. So that’s on Turtle Beach, the takeaway is decades long experience commercializing, sophisticated audio technology, most recently with success very well demonstrated in the gaming headset category. Parametric Sound, so we first had conversations with Parametric Sound back in the late March to discuss the gaming sound bar. It is one of the most disruptive audio innovations I can imagine. I’ll describe it in a moment. The company has significant IP protection around it, and as I mentioned before, has the ability to be relevant to multiple large industries.

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So HyperSound, what is it? So a normal speaker generates audio by creating a wave of air and fills the whole room. So the analogy I like to use is imagine a light bulb, a light bulb when it’s on will light up the whole room. HyperSound is more like a very tight flashlight for audio. So the way this works is the emitter creates an audio beam; the audio like the music or whatever you’re trying to play gets injected into the ultrasound beam in a – with very sophisticated audio processing, pre and post, done in a way where the air will be disrupted and form the audio essentially at your ear or at the wall or wherever this tight beam of sound is aiming.

And so this has a couple of unique benefits; number one, you get sound only where you want it, right. So you don’t fill the room, you get – you can target a person. You can target a small area of a retail shop and get sound only in that area. We’ll get some reflection by the way, but if you do it right, you will get very, very low amount of sound outside of that dedicated area. The second unique benefit of this is because you are able to aim this beam, you can have a listener, where the left speaker I’ll call it, is hitting the left ear and the right speaker is hitting the right ear from across the room and you can generate full 3D surround sound in a way that’s comparable to a headset without wearing a headset by the way.

In fact, it’s so dramatic if you hear it, your ears are somewhat confused at where the sound is coming from because it sounds like it’s coming from inside your head. So we have the opportunity here with this technology to create better surround sound with two emitters that you can with five speakers or seven speakers in a living room for one user.

The third and potentially the most disruptive benefit is discovered somewhat by accident by Ken and the Parametric team, people with hearing impairments are able to have a significantly improved listening experience using this ultrasound based audio. The audiologists that are involved in the company have said basically that the audio penetrates deeper into the ear canal, skips some of the degraded cilia or whatever it’s called at the front of the ear canal and will actually enable people who have a hard time hearing to hear quite well. We’ve done our own testing by the way in our diligence from the Turtle Beach side and had extremely good results with this.

So the efficacy of the solution is proven and potentially very, very disruptive. Imagine all the people who watch TV and have a hearing impairment and are unable to really enjoy that experience because of this. So when we met Parametric, we got a company with an innovative set of innovations patented, mostly an R&D shop, technology far enough far along that it’s been proven in multiple segments and we could bring the ability to fully commercialize the technology both invest in the R&D, invest in sales and marketing and leverage the supply chain, leverage all the infrastructure of Turtle Beach, which has as I mentioned before, decades long experience and success commercializing audio technology.

So one of things that comes up all the times is ultrasound audio has been around for somewhat 40 years, and the key breakthrough that Parametric Sound has driven is really in three areas, I won’t go through all the details of this just in the interest of time, but a unique patented way of processing the audio, the circuitry, the actual electrical circuitry that’s in some unique components that Parametric has invented and the actual configuration and design of the emitters are the three categories. And as a result of the innovations, the patented innovations that Parametric has driven, in our opinion, you have the first truly useable ultrasound emitter solution out there. Other solutions over the past decades are two foot square for example, they take 600 volts going to the panel, right, the large panel and have distortion level that’s barely suitable to spoken audio versus today’s Parametric solution, which is bookshelf speaker size, uses regular speaker cables and has very high fidelity audio.

The technology applies to multiple large addressable markets and Parametric is well on the way to having demonstrated these applications and the suitability, so as an example retail and kiosks. Imagine walking into a store and having a small area of the store have a fully immersive 3D audio experience when you step into that envelop. So kiosks and retail display areas are very large market and very good application for Parametric technology, and Parametric’s had success with companies like Build-A-Bear, who’ve gone through a pilot and are now in full deployment of these stores, so that each table of bear builders can get a unique audio experience.

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Gaming consoles and computers, the ability to deliver, this was the initial application that brought the two companies together, the ability to get a user to have a full 3D audio experience while gaming, very interesting, very large market and obviously one that Turtle Beach knows well. Healthcare application, I mentioned 48 million in the United States alone with hearing impairments. By the way, 80% of them don’t have hearing aids. The ratio is about a fifth of the people who need a hearing aid actually have one, so these people are watching TV with volume turned all the way up, driving everybody crazy and often not being able to even hear the TV very well. And the ability to put in a solution that gives them personally in the room an ability to hear the TV while not bothering everybody else and having the regular audio system fill in the living room, we think is very, very compelling.

There are 3D audio, I mentioned ability to deliver better 3D sound than five speakers or seven speakers for a listener, so we feel in the future they’re also good home theater and broader consumer markets. Parametric has had success in banking with some named brands that have not been announced yet, but well underway with some pilots to give a portion of the bank or the waiting line, for example, a unique audio experience. Multiple discussions with casinos, multiple uses in that kind of environment and one of the things that is still under development, but there is long-term visibility to is the potential to have the emitters actually be transparent. And lots of invention that’s still needed here by the way, so we have this further out in our plans, but enough science to think at this point that there is a possibility to make essentially the speaker transparent. And so then you can imagine an application were tablets are generating the audio right form the display.

So I mentioned before and I’ll go through this in some detail here. How do we get from $200 million to $1 billion. Here is the kind of the high level game plan that we have in mind. So 2014, 2013 was industry – gaming industry was in console transition Xbox One was released, PlayStation 4 was released, this created a downturn this year in the industry that we expect to have a full rebound next year, so the industry in gaming overall is expected to go up significantly. I’ll give an update on that in a minute, but very good initial results from Xbox One and PlayStation 4.

So for 2014, when you think about the path from $200 to $1 billion a big of chunk of that is going to be from the macro rebound in gaming. Second, we’ve had very good success on the Turtle Beach side growing our international market share point of distribution and share gains and we expect that to continue. I mentioned our iSeries headsets in the media category and some new PC gaming skews, we expect to drive some growth in 2014 as well. And then on the HyperSound side, we will post close be fully investing in the commercial sales team and expect more – much more rapidly advance that business.

2015 we expect good continued growth in the gaming headset category. We expect to launch the HyperSound healthcare solution, the living room TV listening solution I described before. Expect further growth in the media headset category and continue the expansion of the HyperSound commercial set of the applications. 2016, 2017 expect to continue growth in all the areas that I’ve just mentioned, but by that time we would also expect to have launched some consumer products in the mass market consumer products in the Parametric – with the Parametric HyperSound technology. And to be fair, $200 million to $1 billion, we also expect to find, develop, acquire some additional audio technologies, one to two more categories that fit well into the company’s philosophy and into the strategy of the company to get a billion, that’s the aspiration.

Let me go through each of those in a bit more detail here. In such segment, I mentioned the console transitions this year. so this number shows 2012 to 2013 roughly flat in console unit sales, I will tell you that the estimates from just a month or two ago headed down about 11% in the core existing gaming consoles were down about 30%. They’re still down 30% in fact, a little bit more in the new forecast, because the growth has all been driven by the new console launches that just happened. That roughly flat market is expected to grow roughly 30% between this year and next year.

New consoles off to a very good start, over 1 million Xbox One sold in the first year or first day, over 1 million PlayStation 4 sold in the first day. And all the analysts covering this space have now significantly upped their forecasts for both consoles. So in 2014, we have first of all for PlayStation 4, we have multiple exiting skews and two new skews, models that will – we expect to able to leverage the PlayStation 4 growth.

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And we have uniquely one of two companies that have a license to produce and sell Xbox One headsets today. And while Microsoft has delayed the launch of headsets, they have to provide some hardware and software to make those work and they have delayed that until early 2014. we are uniquely positioned in this one of two companies and we expect to have that position when they do launch the technology to be able to provide headsets for Xbox One.

And there is uniquely a more of a forced upgrade, because without a proprietary adaptor current headsets won’t work on Xbox One. So we expect that to drive a significant growth in our business next year. Recent console launches as I mentioned have gone very well. Sony’s now – PlayStation 4 is now over 2 million units and everybody has taken up the forecasts for the success of this, it’s very relevant by the way, because going into this launch, there was a lot of concern about multiple entertainment options while people still buy consoles and the launch I think has demonstrated very well that the gaming console industry is very robust and in a good position to grow next year.

Media headsets, I mentioned our iSeries headsets where off to a good start with the launch in the Apple stores, very, very highest grossing retail per square foot. In the industry, while it’s competitive, and it will be a multiyear strategy for us, we’re very happy with the reviews of the headsets and our placement in the Apple stores.

HyperSound, so commercial, there are three kind of priorities and then alongside those licensing. So commercial business, it’s up and running, the product exists, Parametric and team have been in multiple commercial accounts that are in pilot or full deployment of the technology. Post close, we’re ready working with Parametric to expand the number of models and the skews commercial applications and we will make an investment in the sales team and drive more aggressive ramp of the sales there.

Healthcare, so efficacy of the solution has been proven including an FDA trial that has completed. An FDA application that is underway now. And we will continue the product development there. The first living room solution for people with hearing impairments and staff the team to drive that business.

In consumer, so consumer I mentioned, multiple applications, this one is third priority for us, because the opportunities in commercial and healthcare are very compelling. and frankly, we will scale the business with the healthcare living room solution and leverage learning on the product to perfect it before we start launching mass market consumer products here. But we feel there is a very good opportunity in the consumer space.

Alongside all of that, we will as Parametric has, continued to pursue licensing. so in categories where there are known good solutions like automotive as an example I’ve used, the driver getting Nav information only or kids in back seat listening to audio. we wouldn’t go build this distribution channel and ability to after automotive, we would license and there are many other examples like that where it would make more sense for the company to license.

So financials, I’ll go through this pretty quickly. On the revenue side, the key thing to know here, first of all, company is growing very quickly, 2013 is a bit of an anomaly, just like it is Activision and GameStop and everybody else in the gaming industry, because of this console transition. but we expect very robust growth on the revenue side next year post this transition.

On the gross profit side, so the company first of all has rolled out more models over time to satisfy all segments of consumers, so there’s some natural gross margin decline that comes from that, still very healthy last year at almost 36% and in the last – in 2013, there are three very important things that the company has done going into the console transition.

the first is, we have eliminated some skews and very actively managed our inventory, so that when the console transition hit, we would be in a good position with the products we wanted to be in a good position on. Number two, we’ve significantly improved our process for selling refurbs, including working downs in inventory on the refurb side that every consumer electronics company needs to do a good job of. and those two items by the way have driven the majority of the gross margin decline when you look at 2013 financials versus 2012. So just over half roughly of the gross margin decline is driven by those two items and we expect those to be relatively one-time events.

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Okay, the other I covered a lot of the impact on the EBITDA has been covered in what I just said about gross margins. But there are one or two more important things, we have increased our staff as the company has grown from 2010 to 2012, we have needed to catch up a bit and we are roughly there now, so we expect that we’re in a good position from an overall staff standpoint and we have pulled marketing expense int0 the first three quarters in the year, much more so than we did in 2012. You don’t have to market a lot, when you have millions of people going into retail to look at new consoles and we knew that and planned accordingly.

I won’t go through the rest of this. let me just summarize that, we’re very excited about the deal. Ken and I have been working together since late March and we feel this is an extremely good fit between the two companies, taking a company that has a demonstrated track record in commercializing audio technology that’s over $200 million of revenue and very profitable. That is able to leverage all of the expertise we have and the economic strength that the company has to fully commercialize and take advantage of the unique innovations of Parametric.

So we’re heading towards the shareholder vote on the 27th of December, have a lot of confidence about the company and our broad aspiration to reach $1 billion in five years and very excited to have the vote close and the transaction close and run the combined company hopefully early next year. Thank you very much.

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Cautionary Note on Forward-Looking Statements

Certain statements made in this transcript may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events including, without limitation, revenue goals and performance expectations of Turtle Beach and the combined company for 2013 and beyond; and management’s expectations regarding progress, customer interest and other developments across its business sectors and statements about the proposed transaction between Parametric and Turtle Beach, the terms, timing, conditions to and anticipated completion of the proposed transaction, the expected ownership of the combined company and the composition of the combined company´s management team, the potential benefits of the proposed transaction to the Parametric and Turtle Beach stockholders, Turtle Beach’s and the combined company´s plans, objectives, expectations and intentions with respect to future operations, technology and products, the anticipated financial position, operating results and growth prospects of Turtle Beach and of the combined company and other statements that are not historical in nature.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Parametric’s and the combined company´s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others: the failure of the Parametric stockholders to approve the transaction, the failure of NASDAQ to authorize the continued listing of Parametric’s shares following the transaction; the risk that Turtle Beach’s operating results at closing will be lower than currently anticipated or the failure of either party to meet other conditions to the closing of the transaction; delays in completing the transaction and the risk that the transaction may not be completed at all; the failure to realize the anticipated benefits from the transaction or delay in realization thereof; the businesses of Parametric and Turtle Beach may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption during the pendency of and following the transaction, including adverse effects on employee retention and on business relationships with third parties; general business and economic conditions; the combined company´s possible need for and ability to obtain additional financing; the difficulty of developing audio products, obtaining any required approvals and achieving market acceptance; the marketing success of Parametric’s and the combined company´s licensees or sub licensees, if any. More detailed information on these and additional factors that could affect Parametric’s actual results are described in Parametric’s filings with the Securities and Exchange Commission, including the definitive proxy statement and the most recent Annual Report on Form 10-K.

All forward-looking statements in this transcript speak only as of the date of the conference call and are based on current beliefs and expectations. Parametric undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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Important Additional Information for Investors and Stockholders

This material is not a substitute for the definitive proxy statement that Parametric filed with the SEC on December 3, 2013 related to the proposed merger. Investors and security holders are urged to read the definitive proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety because they contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement was recently sent to the stockholders of Parametric.

Investors and security holders may obtain free copies of the definitive proxy statement and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the definitive proxy statement and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150, Extension 509. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parametricsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in the definitive proxy statement related to the proposed merger, which was filed with the SEC on December 3, 2013. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement (including any amendments or supplements).

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